Exhibit 23.1

Veri-Tek International Corp.

7402 West 100th Place

Bridgeview, IL 60455

August 24, 2006

Shaun E. Bonwell

Partner

Goren, Bonwell, & Kelley, P.C.

7031 Orchard Lake Road, Suite 301

West Bloomfield, MI 48322

Dear Mr. Bonwell:

Effective July 3, 2006, Veri-Tek International Corp. closed on the purchase of Manitex, LLC. through the acquisition of all of the membership interests of Quantum Value Management, LLC (an entity owned by certain stockholders). An 8-K was filed on July 10th in accordance with SEC regulations; however, the required financial statement exhibits were not included in this filing. They are required to be filed no later than 71 calendar days from the July 10th filing, or by September 19, 2006.

In order to comply with the historical financial and pro forma financial statements required under Regulation S-X, we are requesting Consent of your Independent Public Accounting Firm with respect to the inclusion of the following historical Audited Financial Statements (previously provided to management) for our 8-K/A filing:

•	QVM Annual Audit Report 2003, 2004, & 2005

Please signify your consent by executing a copy of this letter and returning it to me at the address above by September 1, 2006. If you should have any questions, please call me at (708) 237-2080.

We Consent to the use of the audit reports listed above.

Goren, Bonwell & Kelley, P.C.

By:	SHAUN E. BONWELL, CPA
Title:	PRESIDENT

Signature:	/s/ Shaun E. Bonwell, CPA

Date:	8-28-06

Thank you in advance for your assistance,

/s/ Gary Marron
Gary Marron
Corporate Accounting Manager Veri-Tek International 708 237 2080